Exhibit 5.1
[Goodwin Procter Letterhead]
January 13, 2009
Medical Properties Trust, Inc.
1000 Urban Center Drive, Suite 501
Birmingham, Alabama 35242

Re:	Securities Being Registered under Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Medical Properties Trust, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale under that certain Registration Statement (File No. 333-140433), filed with the U.S. Securities and Exchange Commission (the “Commission”) that was declared effective on February 15, 2007 (the “Registration Statement”) of up to 13,800,000 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), including Shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company, to be sold by the Company. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company, MPT Operating Partnership, L.P. and such underwriters (the “Underwriting Agreement”).
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates and other inquiries of officers of the Company.
     The opinion expressed below is limited to the Maryland General Corporation Law (which includes applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).
     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.
     We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated January 13, 2009 which is incorporated by reference into the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,
/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP